Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Cooper Companies, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333‑22417, 333-108066, 333-25051, 333-27639, 333-34206, 333-40431, 333-48152, and 333-80795) on Form S-3 and registration statements (Nos. 333-10997, 333-58839, 333-174682, 333-67954, 333-101366, 333-104346, 333-115520, 333-133719, 333-133720, 333-14338, and 333-158892) on Form S-8 of The Cooper Companies, Inc. and subsidiaries (the Company) of our report dated December 19, 2014, with respect to the consolidated balance sheets of the Company as of October 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended October 31, 2014, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of October 31, 2014, which report appears in the October 31, 2014 annual report on Form 10‑K of the Company.
Our report dated December 19, 2014, on the effectiveness of internal control over financial reporting as of October 31, 2014, contains an explanatory paragraph that states the Company acquired Sauflon Pharmaceuticals Limited on August 6, 2014, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of October 31, 2014, Sauflon Pharmaceuticals Limited’s internal control over financial reporting which represented 3% and 30%, respectively, of total net sales and total assets of the related consolidated financial statement amounts of the Company as of and for the year ended October 31, 2014. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Sauflon Pharmaceuticals Limited.

/s/ KPMG LLP
San Francisco, California
December 19, 2014